Rule 424(b)(3)
                                Registration Statement 333- 45610



                      PROSPECTUS SUPPLEMENT

                      DATED MARCH 13, 2003

                               TO

               PROSPECTUS DATED SEPTEMBER 20, 2000

             _______________________________________


                  ALPHA HOSPITALITY CORPORATION

             _______________________________________

     This  Prospectus  Supplement,  dated  March  13,  2003  (the
"Supplement"),   supplements  that   certain   Prospectus   dated
September 20, 2000 (the "Prospectus") and should be read in conjunction with such Prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

                   REDUCTION OF EXERCISE PRICE

     On July 31, 2000 we issued non-transferable warrants to Societe Generale to purchase up to 12,500 shares of our common stock, $.01 par value per share, at $24.00 per share (as adjusted to reflect the 1-10 reverse stock split effected by us on June 27, 2001) (the "Warrants").

     On December 10, 2002, we issued a promissory note to Societe Generale in the principal amount of $1,600,000 (the "Note"), pursuant to which a $400,000 payment was due on each of February 28, 2003 and March 31, 2003. On March 6, 2003, our Board of Directors agreed to reduce the exercise price of the Warrants from $24.00 to $.01 per share, effective as of February 28, 2003, in exchange for Societe Generale extending the payment due date under the Note for each $400,000 payment to April 15, 2003. All other terms regarding the Note and the Warrants remain the same. The Board of Directors makes no recommendation whether to exercise the warrants.

     All provisions of the Prospectus not specifically amended by this Supplement remain in full force and effect.

     Please insert this Supplement into your Prospectus and retain both this Supplement and the Prospectus for future reference. If you would like to receive a copy of the Prospectus please write to Alpha Hospitality Corporation's Corporate Secretary at 707 Skokie Boulevard, Suite 600, Northbrook, IL 60062 or call (847) 418-3804.